     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                         QUINTILES TRANSNATIONAL CORP.
             (Exact name of registrant as specified in its charter)

                  NORTH CAROLINA                                        56-1714315
 (State or other jurisdiction of incorporation or          (I.R.S. Employer Identification No.)
                   organization)

                             4709 CREEKSTONE DRIVE
                         RIVERBIRCH BUILDING, SUITE 300
                       DURHAM, NORTH CAROLINA 27703-8411
                                 (919) 941-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           DENNIS B. GILLINGS, PH.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         QUINTILES TRANSNATIONAL CORP.
                             4709 CREEKSTONE DRIVE
                         RIVERBIRCH BUILDING, SUITE 300
                       DURHAM, NORTH CAROLINA 27703-8411
                                 (919) 941-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

                             GERALD F. ROACH, ESQ.
                           CHRISTOPHER B. CAPEL, ESQ.
                            SMITH, ANDERSON, BLOUNT,
                      DORSETT, MITCHELL & JERNIGAN, L.L.P.
                        2500 FIRST UNION CAPITOL CENTER
                         RALEIGH, NORTH CAROLINA 27601
                                 (919) 821-1220

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                                     PROPOSED            PROPOSED
             TITLE EACH CLASS                                         MAXIMUM             MAXIMUM            AMOUNT OF
              OF SECURITIES                      AMOUNT TO        OFFERING PRICE         AGGREGATE         REGISTRATION
             TO BE REGISTERED                  BE REGISTERED        PER SHARE*        OFFERING PRICE*           FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share....       1,214,305            $60.75            $73,769,028         $22,354.25
===========================================================================================================================

* Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Common Stock on The Nasdaq National Market on June 3, 1997 in accordance with Rule 457(c).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS
-------------------

                         QUINTILES TRANSNATIONAL CORP.

                                1,214,305 SHARES

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                             ---------------------

     The shares offered hereby (the "Shares") consist of 1,214,305 shares of common stock, par value $.01 per share (the "Common Stock"), of Quintiles Transnational Corp., a North Carolina corporation ("Quintiles" or the "Company"), which are owned by the selling stockholders listed herein under "Selling Stockholders" (collectively, the "Selling Stockholders"). The Shares were acquired by the Selling Stockholders pursuant to business combinations between the Company and (i) Innovex Limited ("Innovex"); and (ii) Butler Communications Inc. (and companies affiliated with Butler Communications Inc.) ("Butler") (collectively, the "Transactions"). The Common Stock issued in the Transactions to the Selling Stockholders was issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the terms of the Transactions, the Company has agreed to register the Shares for resale by such Selling Stockholders.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

     The Shares may be offered from time to time by the Selling Stockholders after the date of this Prospectus. The Company shall pay all expenses of registration incurred in connection with this offering, except that each Selling Stockholder shall pay any commissions, discounts, or other fees payable to broker-dealers in connection with any sale of the Shares, as well as legal and accounting fees and expenses incurred by the Selling Stockholders. None of the Shares have been registered prior to the filing of the Registration Statement of which this Prospectus is a part. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

     The Selling Stockholders have not advised Quintiles of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the Nasdaq National Market of The Nasdaq Stock Market (the "Nasdaq National Market") at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through whom sales of the Common Stock may be made may be deemed to be "underwriters" within the meaning of the Securities Act, and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

     The Company's Common Stock is quoted on the Nasdaq National Market under
the symbol "QTRN." On June   , 1997, the last reported sale price of the Common
Stock was $          per share.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

                 The date of this Prospectus is June   , 1997.

                             AVAILABLE INFORMATION

     Quintiles is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Quintiles may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and copies of such materials may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. Copies of such materials may also be obtained from the web site that the Commission maintains at http://www.sec.gov. Quotations relating to Quintiles' Common Stock appear on the Nasdaq National Market and such reports and other information concerning Quintiles also can be inspected and copied at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 340-23520) pursuant to the Exchange Act are incorporated herein by reference:

          (1) Quintiles' Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          (2) Quintiles' Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997;

          (3) Quintiles' Current Reports on Form 8-K dated February 7, 1997 and March 5, 1997;

          (4) the description of Quintiles' Common Stock contained in its Registration Statement on Form 8-A as filed with the Commission on April 11, 1994; and

          (5) all other documents filed by Quintiles pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares.

     Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

     The Company will provide without charge to each person, including a beneficial owner, to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the documents which are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests for such information should be directed to the Company, 4709 Creekstone Drive, Riverbirch Building, Suite 300, Durham, North Carolina, 27703-8411, Attention: Corporate Secretary, telephone number (919) 941-2000.

                           FORWARD LOOKING STATEMENTS

     Information incorporated by reference herein contains various "forward looking statements" within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act, which statements represent the Company's judgment concerning the future and are subject to risks and uncertainties that could cause the Company's actual operating results and financial position to differ materially. Such forward looking statements can be identified by the use of forward looking terminology, such as "may," "will," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variations thereof or comparable terminology. The Company cautions that any such forward looking statements are further qualified by important factors that could cause the Company's actual operating results and financial position to differ materially from the forward looking statements, including without limitation considerations described in connection with specific forward looking statements, factors set forth in this Prospectus under the caption "Risk Factors," and other cautionary elements specified in documents incorporated by reference in this Prospectus.

                                  THE COMPANY

     Quintiles is a leading provider of full-service contract research, sales and marketing services to the global pharmaceutical, biotechnology and medical device industries. Quintiles, through the use of its extensive information technology capabilities, provides a broad range of fully-integrated contract services in order to accelerate the time from discovery to peak market acceptance of a new therapy by offering traditional contract research services as well as contract sales and marketing services. In addition, Quintiles provides health economics and healthcare policy consulting and disease and health information management services to support the growing information needs of the healthcare industry. The Company's principal executive offices are located at 4709 Creekstone Drive, Riverbirch Building, Suite 300, Durham, North Carolina 27703-8411 and its telephone number is (919) 941-2000.

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus, prospective purchasers should consider the following factors carefully in evaluating the Company and its business. See also "Forward Looking Statements."

DEPENDENCE ON CERTAIN INDUSTRIES AND CLIENTS

     Quintiles' revenues are highly dependent upon the research and development and sales and marketing expenditures of the pharmaceutical and biotechnology industries. Quintiles has benefited to date from the growing tendency of pharmaceutical and biotechnology companies to engage independent outside organizations to conduct large clinical research and sales and marketing projects. Quintiles' operations could be materially and adversely affected by a general economic decline in these industries or by any reduction in the outsourcing of development or sales and marketing expenditures. Quintiles has in the past derived, and may in the future derive, a significant portion of its net revenue from a relatively limited number of major projects or clients. In 1996, ten clients accounted for approximately 48% of Quintiles' consolidated net revenue. As pharmaceutical companies continue to outsource large projects and studies to fewer full-service global providers, the concentration of business could increase. Quintiles is likely to experience such concentration in 1997 and in future years. The loss of any such client could materially and adversely affect Quintiles.

MANAGEMENT OF GROWTH

     Quintiles has experienced rapid growth over the past 10 years. Quintiles believes that its sustained growth places a strain on operational, human and financial resources. In order to manage its growth, Quintiles must continue to improve its operating and administrative systems and to attract and retain qualified management, professional, scientific and technical personnel. Foreign operations may involve the additional risks of assimilating differences in foreign business practices, hiring and retaining qualified personnel, and overcoming language barriers. Quintiles has a transnational organizational structure, comprised of three operating divisions performing complementary functions with a holding company performing management functions. While this transnational structure has successfully supported Quintiles' growth to date, Quintiles recently has completed a number of acquisitions, and there can be no assurance that this structure will continue to be effective. Failure to manage growth effectively could have a material adverse effect on Quintiles.

ACQUISITION RISKS

     Acquisitions involve numerous risks, including difficulties and expenses incurred in connection with the acquisition and the assimilation of the operations and services of the acquired companies, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired companies. Acquisitions of foreign companies also may involve the additional risks of assimilating differences in foreign business practices and overcoming language barriers. Since February 1996, Quintiles has completed six acquisitions, both within the United States and internationally. There can be no assurance that Quintiles' past and any future acquisitions will be successfully integrated into its operations. Quintiles reviews many acquisition candidates in the ordinary course of business, and Quintiles continually is evaluating new acquisition opportunities. Given the CRO industry consolidation which is occurring, Quintiles expects to continue to evaluate and compete for suitable acquisition candidates. There can be no assurance that Quintiles will successfully complete future acquisitions nor that acquisitions, if completed, will contribute favorably to Quintiles' operations and future financial condition. Although Quintiles performs due diligence investigations on each company or business it seeks to acquire, there may be liabilities which Quintiles fails or is unable to discover for which Quintiles, as a successor owner, may be liable. Quintiles generally seeks to minimize its exposure to such liabilities by obtaining indemnification from each seller, which may be supported by deferring payment of a portion of the purchase price. However, there is no assurance that such indemnifications, even if obtainable, enforceable and collectible (as to which there also is no assurance), will be sufficient in amount, scope or duration to fully offset the potential liabilities arising from the acquisitions.

RISKS RELATING TO CONTRACT SALES SERVICES

     Outsourced contract sales services is a relatively new industry outside the U.K. Quintiles believes that the contract sales industry emerged in the 1980s, primarily in the U.K., because of regulatory cost containment pressure on pharmaceutical companies. As a result, large pharmaceutical companies began to outsource their sales and marketing activities incident to product launch. There is a relatively low level of market penetration for outsourced sales and marketing services in most other countries, including the United States. As such, companies in this industry are subject to all of the risks inherent in a new or emerging industry, including an inability to attract and retain clients, changes in the regulatory regime, an absence of an established earnings history, the availability of adequately trained sales representatives and additional and unforeseen costs and expenses. There can be no assurance that Quintiles will be able to market successfully its contract sales and marketing services outside the U.K.

COMPETITION; INDUSTRY CONSOLIDATION

     The market for Quintiles' contract research services is highly competitive, and Quintiles competes against traditional CROs, the in-house research and development departments of pharmaceutical companies, as well as universities and teaching hospitals. In sales and marketing services, Quintiles competes against the in-house sales and marketing departments of pharmaceutical companies and small local contract sales organizations in each country in which it operates. Quintiles also competes against consulting firms offering healthcare consulting services, including boutique firms specializing in the healthcare industry and the healthcare departments of large firms. Expansion by these competitors into other areas in which Quintiles operates could affect Quintiles' competitive position. Increased competition may lead to price and other forms of competition that may affect Quintiles' margins. Consolidation within the pharmaceutical industry, as well as a trend by pharmaceutical companies to limit outsourcing to fewer organizations, has heightened the competition for contract research services. As a result, consolidation also has occurred among the providers of contract research services, and several large, full-service providers have emerged, including Quintiles. If these consolidation trends continue, they may result in greater competition among the larger contract research providers for clients and acquisition candidates.

LOSS OR DELAY OF LARGE CONTRACTS; FIXED PRICE NATURE OF CONTRACTS

     Most of Quintiles' contracts are terminable upon 15-90 days' notice by the client. Although the contracts typically provide for payment of certain fees for winding down the study and, in some cases, a termination fee, the loss or delay of a large contract or the loss or delay of multiple contracts could adversely affect Quintiles' future net revenue and profitability. Contracts may be terminated for a variety of reasons, including the failure of a product to satisfy safety requirements, unexpected or undesired results of the product, the client's decision to forego a particular study or insufficient patient enrollment or investigator recruitment. Quintiles contracts with investigators who undertake to recruit large numbers of patients in many of its studies. There can be no assurance that Quintiles will always be able to satisfy recruitment targets, particularly in large studies for which there is little precedent. In addition, most of Quintiles' contracts for the provision of its services are fixed price or fee-for-service subject to a cap. Since Quintiles' contracts are predominantly structured in this manner, Quintiles bears the risk of cost overruns. Underpricing of contracts or significant cost overruns could have a material adverse effect on Quintiles.

DEPENDENCE ON PERSONNEL

     Quintiles relies on a number of key executives, including Dennis B. Gillings, Ph.D., its Chairman of the Board of Directors and Chief Executive Officer. Quintiles maintains key man life insurance on Dr. Gillings in the amount of $3 million. The loss of the services of any key executive could have a material adverse effect on Quintiles. In addition, Quintiles' performance depends on its ability to attract and retain qualified management and professional, scientific and technical operating staff, as well as its ability to recruit qualified representatives for its contract sales services. There can be no assurance that Quintiles will be able to continue to attract and retain qualified personnel.

POTENTIAL LIABILITY

     In connection with its provision of contract research services, Quintiles contracts with physicians to serve as investigators in conducting clinical trials to test new drugs on human volunteers. Such testing creates risk of liability for personal injury to or death of volunteers, particularly to volunteers with life-threatening illnesses, resulting from adverse reactions to the drugs administered. Although Quintiles does not believe it is legally accountable for the medical care rendered by third party investigators, it is possible that Quintiles could be held liable for the claims and expenses arising from any professional malpractice of the investigators with whom it contracts or in the event of personal injury to or death of persons participating in clinical trials. Quintiles also could be held liable for errors or omissions in connection with the services it performs. In addition, as a result of its Phase I clinical trials facilities, Quintiles could be liable for the general risks associated with a Phase I facility including, but not limited to, adverse events resulting from the administration of drugs to clinical trial participants or the professional malpractice of Phase I medical care providers. Quintiles believes that its risks are reduced by contractual indemnification provisions with clients and investigators, insurance maintained by clients and investigators and by Quintiles, various regulatory requirements, including the use of institutional review boards and the procurement of each volunteer's informed consent to participate in the study. The contractual indemnifications generally do not protect Quintiles against certain of its own actions such as negligence. The contractual arrangements are subject to negotiation with clients and the terms and scope of such indemnification vary from client to client and from trial to trial. The financial performance of these indemnities is not secured. Therefore, Quintiles bears the risk that the indemnifying party may not have the financial ability to fulfill its indemnification obligations. Quintiles maintains professional liability insurance that covers worldwide territories in which Quintiles currently does business and includes drug safety issues as well as data processing errors and omissions. There can be no assurance that Quintiles will be able to maintain such insurance coverage on terms acceptable to Quintiles. Quintiles could be materially and adversely affected if it were required to pay damages or bear the costs of defending any claim outside the scope of or in excess of a contractual indemnification provision or beyond the level of insurance coverage or in the event that an indemnifying party does not fulfill its indemnification obligations.

DEPENDENCE ON GOVERNMENT REGULATION

     Quintiles' contract research business has benefited from the extensive governmental regulation of the drug development process, particularly in the United States. In Europe, the general trend has been towards establishing common standards for clinical testing of new drugs, leading to changes in the various requirements currently imposed by each country. Quintiles believes that the level of regulation is generally less burdensome outside the United States. From time to time legislation is introduced in the U.S. Congress to substantially modify regulations administered by the Food and Drug Administration ("FDA") governing the drug approval process. Changes in regulation in the United States or elsewhere, including mandatory substitution of generic drugs for patented drugs, relaxation in the scope of regulatory requirements or the introduction of simplified drug approval procedures, could decrease the business opportunities available to Quintiles. In addition, the failure on the part of Quintiles to comply with applicable regulations could result in the termination of ongoing clinical research or sales and marketing projects or the disqualification of data for submission to regulatory authorities, either of which could have a material adverse effect on Quintiles.

UNCERTAINTY IN HEALTHCARE INDUSTRY AND POSSIBLE HEALTHCARE REFORM

     The healthcare industry is subject to changing political, economic and regulatory influences that may affect the pharmaceutical, biotechnology and medical device industries. Numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. Implementation of government healthcare reform may adversely affect research and development expenditures by pharmaceutical, biotechnology and medical device companies which could decrease the business opportunities available to Quintiles. Management is unable to predict the likelihood of healthcare reform legislation being enacted or the effects such legislation would have on Quintiles.

EXCHANGE RATE FLUCTUATIONS

     Approximately 56.5%, 59.2% and 57.0% of Quintiles' net revenue for the years ended December 31, 1996, 1995, and 1994, respectively, were derived from Quintiles' operations outside the United States. Quintiles' operations and financial results could be significantly affected by factors associated with international operations such as changes in foreign currency exchange rates and uncertainties relative to regional economic circumstances, as well as by other risks sometimes associated with international operations. Since the revenue and expenses of Quintiles' foreign operations are generally denominated in local currencies, exchange rate fluctuations between such local currencies and the U.S. dollar will subject Quintiles to currency translation risk with respect to the reported results of its foreign operations. Also, Quintiles may be subject to foreign currency transaction risks when Quintiles' service contracts are denominated in a currency other than the currency in which Quintiles incurs expenses related to such contracts. Quintiles limits its foreign currency transaction risks through exchange rate collars stated in its contracts with clients or Quintiles hedges the transaction risk with foreign exchange contracts or options. There can be no assurance that Quintiles will not experience fluctuations in financial results from Quintiles' operations outside the United States, and there can be no assurance Quintiles will be able to contractually or otherwise favorably reduce its currency transaction risk associated with its service contracts.

VARIATION IN QUARTERLY OPERATING RESULTS

     Quintiles' results of operations have been and can be expected to be subject to quarterly fluctuations. Quarterly results can fluctuate as a result of a number of factors, including the timing of start-up expenses for new offices, acquisitions, the completion or commencement of significant contracts, changes in the mix of services offered and foreign exchange fluctuations. Quintiles believes that quarterly comparisons of its financial results should not be relied upon as an indication of future performance.

VOLATILITY OF STOCK PRICE

     The market price of Quintiles' Common Stock has been and may continue to be subject to wide fluctuations in response to variations in operating results from quarter to quarter, changes in earnings estimates by analysts, market conditions in the industry and general economic conditions.

                                USE OF PROCEEDS

     The Shares being offered hereby are for the account of the Selling Stockholders and the Company is not selling any of the Shares. Accordingly, the Company will not receive any proceeds from the sale of Shares. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

     The Selling Stockholders are former stockholders of Innovex and Butler that received the Shares in connection with the Transactions. The following table sets forth certain information as of the date of this Prospectus. All of the Shares held by the Selling Stockholders may be sold pursuant to this Prospectus. The Shares are being registered to permit public secondary trading in the Shares and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

                                           SHARES BENEFICIALLY     SHARES     SHARES BENEFICIALLY
                                               OWNED PRIOR          BEING         OWNED AFTER
                                              TO OFFERING(1)       OFFERED        OFFERING(1)
                                           --------------------    -------    --------------------
                  NAME                      NUMBER      PERCENT                NUMBER      PERCENT
                  ----                     ---------    -------               ---------    -------
FORMER INNOVEX STOCKHOLDERS (2)
Barrie S. Haigh (3)......................  4,724,993    13.5       588,916    3,961,078    11.3
Stella D. Haigh (4)......................  4,724,993    13.5        62,815    3,961,078    11.3
Barrie Haigh Children's Settlement No.
  1......................................    131,092     *          31,092      100,000     *
Barrie Haigh Children's Settlement No.
  2......................................    181,092     *          81,092      100,000     *
Paul Knott Trust No. 1 (5)...............     28,503     *          28,503            0       -
Paul Knott Trust No. 2 (5)...............     28,503     *          28,503            0       -
Lloyds Development Capital Limited.......    127,204     *         127,204            0       -
David Stack (6)..........................     31,923     *          11,971       19,952     *
David Stack Family Limited Partnership
  (6)....................................      8,000     *           8,000            0       -
David F. White (7).......................     89,981     *          39,904       50,077     *
David F. White Trust (7).................     11,971     *          11,971            0       -

FORMER BUTLER STOCKHOLDERS (8)
Jean B. Bender...........................     14,287     *          14,287            0       -
Robert B. Butler.........................     47,623     *          47,623            0       -
Sally T. Butler..........................     47,623     *          47,623            0       -
Lani M. Hashimoto........................      7,144     *           7,144            0       -
Penny E. McCann..........................     23,812     *          23,812            0       -
Bryan P. McIntyre........................     35,717     *          35,717            0       -
Sonja M. Stephenson......................     14,287     *          14,287            0       -
Robert F. Wolfe, Jr......................     23,812     *          23,812            0       -

---------------

 * Less than one percent
(1) Based on 35,094,171 shares of Common Stock outstanding as of June 9, 1997 and the same number of shares outstanding after the offering. Pursuant to the rules of the Commission, certain shares of the Common Stock which a person has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2) The stockholders listed under this heading received shares on November 29, 1996 in connection with a share exchange with Innovex.

(3) Includes 462,185 shares held by Mr. Haigh's wife Stella D. Haigh, 131,092 shares held by Barrie Haigh Children's Settlement No. 1 and 181,092 shares held by Barrie Haigh Children's Settlement No. 2. Pursuant to this Prospectus, Mr. Haigh may sell 588,916 shares, Stella D. Haigh may sell 62,815 shares, Barrie Haigh Children's Settlement No. 1 may sell 31,092 shares and Barrie Haigh Children's Settlement No. 2 may sell 81,092 shares. Mr. Haigh is Vice Chairman of the Board of Directors and Chief Customer Officer of Quintiles. Mr. Haigh also serves on the Nominations Committee of Quintiles' Board of Directors.
(4) Includes 3,950,624 shares held by Mrs. Haigh's husband, Barrie S. Haigh. Also includes 131,092 shares held by Barrie Haigh Children's Settlement No. 1 and 181,092 shares held by Barrie Haigh Children's Settlement No. 2. Pursuant to this Prospectus, Mrs. Haigh may sell 62,815, Barrie Haigh Children's Settlement No. 1 may sell 31,092 shares and Barrie Haigh Children's Settlement No. 2 may sell 81,092 shares.
(5) Dr. Paul Knott, Senior Vice-President, International Strategic Development and Director of Quintiles is a beneficiary and serves as a trustee of the trusts selling shares pursuant to this Prospectus. Dr. Knott also owns in his own name 24,549 shares.
(6) Includes 19,952 shares subject to presently exercisable stock options and 8,000 shares held by the David Stack Family Limited Partnership. Mr. Stack is the President of Innovex (North America) Inc., a wholly-owned subsidiary of Quintiles.
(7) Includes 10,672 shares held by Mr. White's wife, and 11,971 shares held in a trust of which Mr. White is a trustee. Mr. White is Chief Executive Officer of the Innovex Division of Quintiles. Pursuant to this Prospectus, Mr. White may sell 27,933 shares and the David White Trust may sell 11,971 shares.
(8) The stockholders listed under this heading received shares on June 2, 1997 in connection with the Company's acquisition of Butler.

                              PLAN OF DISTRIBUTION

     The Shares offered hereby by the Selling Stockholders may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. The decision to offer and sell the Shares, and the timing and amount of any offers or sales that are made, is and will be within the sole discretion of the Selling Stockholders. The Shares may be sold from time to time on the Nasdaq National Market, or otherwise at prices and at terms then prevailing, or in negotiated transactions. The Shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between the Selling Stockholders and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act might be sold under Rule 144 rather than pursuant to this Prospectus.

     Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, setting forth: the name of each such broker-dealer; the number of Shares involved; the price at which such Shares were sold; the commissions paid or discounts or concessions allowed to such broker-dealer(s); where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented; and other facts material to the transaction.

     The Company anticipates that the Registration Statement shall remain effective until the earlier of (i) the date on which all of the Shares included in the Registration Statement have been distributed to the public; and (ii) as to the Shares offered by the Selling Stockholders who are former stockholders of Innovex, until December 1, 1997, and as to the remaining Selling Stockholders until June 1, 1998.

     In accordance with the terms of the Innovex transaction, the Selling Stockholders who are former stockholders of Innovex are limited to offering no more than 500,000 Shares in any 90 day period.

     Because of the restrictions imposed by pooling of interests accounting rules, and notwithstanding the effectiveness of the Registration Statement, current affiliates of Quintiles, including directors and executive officers (such as certain Innovex Selling Stockholders), and those former Butler stockholders who were affiliates of Butler or who have become affiliates of Quintiles, are prohibited from selling or otherwise reducing their risk relative to the Shares that they hold until Quintiles has published consolidated financial statements covering 30 days combined operations of Quintiles and Butler.

     The Company shall pay its own legal and accounting fees, all registration and filing fees attributable to the registration of the Shares, all legal fees and filing fees relating to state securities or "blue sky" filings, the filing fee payable to The Nasdaq Stock Market, and all printing fees incurred in connection herewith. Each Selling Stockholder shall pay his, her or its own legal and accounting fees and any other expenses incurred by the Selling Stockholder. Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the Shares shall be borne by the Selling Stockholder selling such Shares.

     The Company has agreed to indemnify the Selling Stockholders in certain circumstances, against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder has agreed to indemnify the Company and its directors and officers against certain liabilities, including liabilities arising under the Securities Act.

     There can be no assurance that the Selling Stockholders will sell any or all of the Shares offered by them hereunder.

                                 LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for the Company by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., 2500 First Union Capitol Center, Raleigh, North Carolina 27601.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table shows the estimated expenses of the issuance and distribution of securities offered hereby.

SEC Registration Fee........................................  $22,354.25
Legal Fees and Expenses.....................................  $10,000.00
Accounting Fees and Expenses................................  $ 7,500.00
Nasdaq Listing Fee..........................................  $ 4,286.10
Printing and Related Expenses...............................  $ 1,500.00
Miscellaneous Expenses......................................  $   359.65
                                                              ----------
               Total........................................  $45,000.00
                                                              ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee (i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (2) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

     In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina Business Corporation Act permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney's fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Company's bylaws provide for indemnification to the fullest extent permitted under the North Carolina Business Corporation Act, provided, however, that the Company will indemnify any person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Company. Accordingly, the Company may indemnify its directors, officers and employees in accordance with either the statutory or the non-statutory standard.

     Sections 55-8-52 and 55-8-56 of the North Carolina Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

     Finally, Section 55-8-57 of the North Carolina Business Corporation Act provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. The Company's directors and officers are currently covered under directors' and officers' insurance policies maintained by the Company.

     As permitted by North Carolina law, Article XI of the Company's Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director provided that such limitation will not apply to (i) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the Company, (ii) any liability for unlawful distributions under N.C. Gen. Stat. Section 55-8-33,
(iii) any transaction from which the director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date the provision became effective.

ITEM 16. EXHIBITS

     The following documents (unless indicated) are filed herewith and made a part of this Registration Statement.

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
  4.01(1)  --  Specimen Common Stock Certificate
  4.02(2)  --  Amended and Restated Articles of Incorporation, as amended
  4.03(3)  --  Amended and Restated Bylaws
  4.04(4)  --  Registration Rights Agreement dated as of November 29, 1996 among Quintiles and the Shareholders of Innovex
  4.05(5)  --  Amendment to Registration Rights Agreement filed as Exhibit
               4.04 hereto
  4.06     --  Terms of registration rights granted by Quintiles to
               shareholders of Butler
  5.01     --  Opinion of Smith, Anderson, Blount, Dorsett, Mitchell &
               Jernigan, L.L.P. regarding legality of securities being
               registered
 23.01     --  Consent of Ernst & Young LLP
 23.02     --  Consent of Smith, Anderson, Blount, Dorsett, Mitchell &
               Jernigan, (included in Exhibit 5.01 hereto)
 24.01     --  Powers of Attorney (included on the signature page hereof)

---------------

(1) Exhibit to the Company's Registration Statement on Form S-1 (Registration No. 33-75766) as filed February 28, 1994 and incorporated herein by reference.
(2) Exhibit to the Company's Registration Statement on Form S-3 (Registration No. 333-19009) as filed December 30, 1996 and incorporated herein by reference.
(3) Exhibit to the Company's Annual Report on Form 10-K as filed with the Commission on for the fiscal year ended December 31, 1995 and incorporated herein by reference.
(4) Exhibit to the Company's Form 8-K dated November 22, 1996, as amended, and incorporated herein by reference.
(5) Exhibit to the Company's Form 8-K dated March 5, 1997 and incorporated herein by reference.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on June 10, 1997.

                                          QUINTILES TRANSNATIONAL CORP.

                                          By:      /s/ DENNIS B. GILLINGS
                                            ------------------------------------
                                                     Dennis B. Gillings
                                             Chairman of the Board of Directors
                                                and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis B. Gillings and Rachel R. Selisker and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of June 10, 1997 in the capacities indicated.

                      SIGNATURE                                            TITLE
                      ---------                                            -----
               /s/ DENNIS B. GILLINGS                  Chairman of the Board of Directors and Chief
-----------------------------------------------------    Executive Officer
                 Dennis B. Gillings

                 /s/ BARRIE S. HAIGH                   Vice Chairman of the Board of Directors and
-----------------------------------------------------    Chief Customer Officer
                   Barrie S. Haigh

                 /s/ SANTO J. COSTA                    President, Chief Operating Officer and
-----------------------------------------------------    Director
                   Santo J. Costa

               /s/ RACHEL R. SELISKER                  Chief Financial Officer, Executive Vice
-----------------------------------------------------    President Finance, and Director (Principal
                 Rachel R. Selisker                      accounting and financial officer)

                /s/ ROBERT C. BISHOP                   Director
-----------------------------------------------------
                  Robert C. Bishop

                /s/ VAUGHN D. BRYSON                   Director
-----------------------------------------------------
                  Vaughn D. Bryson

               /s/ CHESTER W. DOUGLASS                 Director
-----------------------------------------------------
                 Chester W. Douglass

                  /s/ JOHN G. FRYER                    Director
-----------------------------------------------------
                    John G. Fryer

SIGNATURE                                              TITLE
---------                                              -----

                   /s/ PAUL KNOTT                      Director
-----------------------------------------------------
                     Paul Knott

                /s/ LAWRENCE S. LEWIN                  Director
-----------------------------------------------------
                  Lawrence S. Lewin

                /s/ ARTHUR M. PAPPAS                   Director
-----------------------------------------------------
                  Arthur M. Pappas

                /s/ LUDO J. REYNDERS                   Director
-----------------------------------------------------
                  Ludo J. Reynders

               /s/ RICHARD H. THOMPSON                 Director
-----------------------------------------------------
                 Richard H. Thompson

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                          DESCRIPTION OF EXHIBIT
-------                         ----------------------
  4.01(1)    Specimen Common Stock Certificate
  4.02(2)    Amended and Restated Articles of Incorporation, as amended
  4.03(3)    Amended and Restated Bylaws
  4.04(4)    Registration Rights Agreement dated as of November 29, 1996 among Quintiles and the Shareholders of Innovex Limited
  4.05(5)    Amendment to Registration Rights Agreement filed as Exhibit
             4.04 hereto
  4.06       Terms of registration rights granted by Quintiles to
             shareholders of Butler
  5.01       Opinion of Smith, Anderson, Blount, Dorsett, Mitchell &
             Jernigan, L.L.P. regarding legality of securities being
             registered
 23.01       Consent of Ernst & Young LLP
 23.02       Consent of Smith, Anderson, Blount, Dorsett, Mitchell &
             Jernigan, L.L.P. (included in Exhibit 5.01 hereto)
 24.01       Powers of Attorney (included on the signature page hereof)

---------------

(1) Exhibit to the Company's Registration Statement on Form S-1 (Registration No. 33-75766) as filed February 28, 1994 and incorporated herein by reference.
(2) Exhibit to the Company's Registration Statement on Form S-3 (Registration No. 333-19009) as filed December 30, 1996 and incorporated herein by reference.
(3) Exhibit to the Company's Annual Report on Form 10-K as filed with the Commission on for the fiscal year ended December 31, 1995 and incorporated herein by reference.
(4) Exhibit to the Company's Form 8-K dated November 22, 1996, as amended, and incorporated herein by reference.
(5) Exhibit to the Company's Form 8-K dated March 5, 1997 and incorporated herein by reference.